EXHIBIT 10.34

LOAN AGREEMENT

SA Holding LLC

Fox Wood

88 Old Roxbury Road

Roxbury, CT  06783

June 10, 2009

Affinity Group, Inc.

2575 Vista Del Mar Drive

Ventura, CA 93001

Gentlemen:

You have advised us that Affinity Group, Inc (“AGI”) recently entered into a tenth amendment (the “Amendment”) to its Amended and Restated Credit Agreement dated as of June 24, 2003, as amended, among AGI, the guarantors party thereto, the lenders party thereto, Canadian Imperial Bank of Commerce, as syndication agent and as administrative agent and General Electric Capital Corporation, as documentation agent (as amended by the Amendment, the “Senior Secured Credit Agreement”). The Senior Secured Credit Agreement requires an Adams Party (capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Senior Secured Credit Agreement) to loan to AGI, or cause to have loaned to AGI, interest payable under the Senior Secured Credit Agreement on $16,000,000 in aggregate principal amount of the Term Loans outstanding on the date of the Amendment (the “Loan Commitment”). You have advised us that the Loan Commitment is anticipated to aggregate approximately $2 million through the maturity of AGI’s indebtedness under the Senior Secured Credit Agreement.

SA Holding LLC (“SAH”) is an affiliate of the Adams Parties, Stephen Adams being the sole owner of SAH.  AGI has requested that SAH make loans to AGI up to the amount of the Loan Commitment.  SAH has agreed to do so on the terms set forth in the promissory note attached hereto as Exhibit A (the “Note”).  We acknowledge that the Note is subordinate in right of payment to the obligations of AGI under the Senior Secured Credit Agreement (but not subordinated in right of payment to any other obligation of AGI) and that the Note is unsecured.

In order to confirm that the foregoing properly reflects our understanding regarding the Loan Commitment, we would appreciate your executing a copy of this letter, which has been enclosed for that purpose, together with an executed original of the Note.  Upon receipt of such executed counterpart of this letter agreement and the Note, we agree to make loans under the Note upon not less than five business day’s request detailing the amount of the advance and the requested date of funding.  Upon receipt of such executed counterpart, this letter agreement shall constitute a binding loan agreement between us on the terms and conditions contained herein.

This letter agreement contains the entire agreement between us with respect to the subject matter hereof and no prior oral or written agreement, and no contemporaneous oral representations or agreements between us with respect to the subject matter of this letter agreement shall be of any force or effect.  The making of this agreement has not been induced by any representations, understandings or other considerations not specifically enumerated herein.  Any additions, amendments or modifications to this letter agreement shall be of no force or effect unless in writing and signed by both of us. This letter agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Minnesota applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  The provisions of this letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original hereof and it shall not be necessary in making proof of this letter agreement to produce or account for more than one original counterpart thereof.

Very truly yours,

SA Holding LLC

		By:	/s/ Stephen Adams
Stephen Adams
		Its:	Sole Member

Accepted and agreed to as
of the date first above written

Affinity Group, Inc.

By:	/s/ Michael Schneider
Michael Schneider
Its:	Chief Executive Officer